Exhibit 11.2

Your Vision Our Focus

Consent of Independent Public Accounting Firm

We consent to the use in this Offering Circular on Form 1-A of American Hospitality Properties REIT II, Inc. of our report dated May 12, 2023, related to the financial statements of American Hospitality Properties REIT II, Inc. as of April 13, 2023 and for the period from March 10, 2023 to April 13, 2023.

We also consent to the reference to our firm under the heading “Experts” in the Offering Circular included in such Offering Circular.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

August 18, 2023

Turner, Stone & Company, L.L.P.
Accountants and Consultants
12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665
Toll Free: 877-853-4195
Web site: turnerstone.com